Exhibit 10(a)

PERFORMANCE-BASED STOCK APPRECIATION UNIT AGREEMENT

THIS PERFORMANCE BASED STOCK APPRECIATION UNIT AGREEMENT is made as of January 21, 2014 by and between TrustCo Bank Corp NY (the "Company") and Robert M. Leonard (the "Executive").

WHEREAS, consistent with the Company's policy to put a greater emphasis on performance-based compensation for the Company's executive officers and to further align such executive officers' interests with those of the Company's shareholders, the Compensation Committee (the "Committee") of the Company's Board of Directors has recommended that the Executive receive certain incentive compensation based on an increase in the value of the company's common stock and payable in the event the Executive is terminated in connection with a change in control of the Company as defined herein, and the Board of Directors wishes to act upon such recommendation;

NOW, THEREFORE, Company and the Executive hereby agree as follows:

1.       Award of Units. Subject to the terms and conditions set forth in this Agreement, the Company grants to the Executive 300,000 Stock Appreciation Units (each, a "Unit") valued at $6.95 per Unit, which amount is equal to the closing price per share of the Company's common stock, par value $1.00 per share, on the date of this Agreement as reported on the NASDAQ Global Select Market.

(a)    The Units shall be credited to a bookkeeping account established and maintained for the Executive. Such account shall be the record of the Units granted to the Executive under this Agreement, is solely for accounting purposes and shall not require a segregation of any Company assets.

(b)    The Units are granted on the basis of the shares of the common stock of the Company as constituted as of the date of this Agreement. In the event of any change in the outstanding shares of common stock of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, subdivision or combination of shares, stock dividend, other increase or reduction in the number of shares of common stock outstanding, without receiving compensation therefore in money, services of property, or similar transaction, the number of Units held by the Executive shall be proportionately adjusted in a manner that will cause the relationship between the aggregate appreciation in outstanding common stock and earnings per share of the Company and the increase in value of each Unit granted hereunder to remain unchanged as a result of the applicable transaction. Such adjustment shall be made by the Committee, whose determination as to what adjustment shall be made, and the extent thereof, shall be final, binding, and conclusive. Except as expressly provided above, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, shall not affect, and no adjustment shall be made to, the number of Units granted under this Agreement. The Executive shall not be entitled to any voting rights, to receive any dividends, or to have the Account credited or increased as a result of any dividends or other distribution with respect to the common stock of the Company except as provided in this Section 1(b).

2.       Vesting. The Units shall become vested upon the following: (i) a Termination of the Executive within two years following a Change in Control or (ii) the occurrence of a Change in Control within 12 months following a Termination of the Executive. For purposes of this Agreement, the terms "Change in Control," and "Termination" shall have the meanings set forth in the Executive's Employment Agreement with the Company and Trustco Bank dated as of November 19, 2013 (the "Employment Agreement").

3.       Valuation of Benefit.

(a)    If the Units vest as provided in Section 2, the Executive shall be entitled to receive from the Company an amount with respect to each Unit in the Executive's Account determined as follows: (i) the greater of the value (determined as provided below) of each vested Unit in the Executive's Account as of (x) the date of the Change in Control or (y) the date of Executive's Termination, in either case (ii) reduced by the value of such Unit as of the date of this Agreement as set forth in Section 1.

(b)    The value of a Unit shall be determined as follows:

(i) If the Company's common stock is listed on an established stock exchange or exchanges, the value of a Unit shall be deemed to be the closing price for shares of the Company's common stock on the applicable date on such stock exchange or exchanges or, if no sale of the Company's common stock has been made on any stock exchange that day, the value of a Unit shall be determined by reference to such price for the next preceding day on which a sale occurred. In the event that no such price is available or if the Company's common stock is not listed on an established stock exchange or exchanges, then the value of a Unit shall be determined by the Compensation Committee of the Company in good faith.

(ii) Notwithstanding Section 3(b)(i), if, in connection with a Change in Control, the shares of the Company's common stock have been converted into securities ("Converted Securities"), or a combination of cash and Converted Securities, that are listed on an established stock exchange or exchanges, the value of a Unit shall be deemed to be the closing price per share of such Converted Securities on the applicable date, multiplied by the number of such Converted Securities into which one share of the Company's common stock was converted in the Change in Control plus the amount, if any, of cash. If no sale of the Converted Securities has been made on any stock exchange on the applicable date, the value of a Unit shall be determined by reference to such price for the next preceding day on which a sale occurred. In the event that no such price is available or if the Converted Securities are not listed on an established stock exchange or exchanges, then the value of a Unit shall be determined by the Company, or a successor thereto, in good faith.

Example: Assume (A) a grant-date value of $5.00 per Unit, (B) a Change in Control in which each share the Company's common stock is converted into the right to receive (x) 0.50 shares of the securities of an acquiring company (that is, Converted Securities) listed on a exchange with a closing price per share on such exchange at the date of the Change in Control of $20 plus (y) $2.50 in cash and (C) the Executive is terminated six months after the Change in Control on a date for which the closing price per share of the Converted Securities on such exchange at the date of the Termination was $15. Based on the foregoing, the value of a Unit on the date of the Change in Control was $12.50 ((0.50 x $20.00) + $2.50) and the value of a Unit on the date of the Termination was $10.00 ((0.50 x 15.00) + $2.50). As such, the value of a Unit as of the Change in Control was higher than the value of a Unit on the date of Termination, and the Executive would be entitled to a cash payment of $7.50 per Unit ($12.50 - $5.00).

4.       Payment. Payment to the Executive of the amount set forth in Section 3 for Units shall be made in a single lump-sum cash payment within ten days after the date the Units vest as provided in Section 2. Within 30 days after the date of such vesting, the Company shall review the amount of any payments made pursuant to Section 3 and shall make any additional payments required if the amounts previously paid were less than the amounts provided for in Section 3.

5.       Restrictions on Transfer. The Units, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

6.       No Restrictions on Termination. As a condition of granting the Unit, the Executive agrees that nothing herein contained shall affect or restrict the right of the Company to terminate his employment at any time for any reason, with or without Good Cause.

7.       Account Status.

(a)    The account provided for under this Agreement shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. Neither the Executive nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement; the Executive shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Agreement.

(b)    Notwithstanding the provisions of Section 7(a), the Company may in its discretion make contributions to a rabbi trust for the purpose of accumulating assets to satisfy its obligations hereunder; provided, however, that upon a Change in Control, the Company will make contributions to a rabbi trust in an amount that is sufficient to pay Executive, or his beneficiary, the benefits to which the Executive or such beneficiary would be entitled pursuant to the terms of this Agreement as of the date of the Change in Control (it being understood that the amounts actually payable under this Agreement shall be determined solely pursuant to Section 3). For purposes of this Section 7(b) only, the term "Change in Control" will include (i) an announcement, including but not limited to, a press release, public statement or filing with federal or state securities regulators, of a transaction that would constitute a Change in Control as defined in Section 2 and (ii) the execution of a definitive agreement expressing the intent to accomplish such Change in Control.

8.       Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Executive to the Company shall be mailed or delivered to the Company as its offices at 5 Sarnowski Drive, Glenville, New York 12302. All notices or communications by the Company to the Executive may be given to the Executive personally or may be mailed to him at the address shown below his signature to this Agreement.

9.       Tax Matters.

(a)    Amounts paid with respect to Units granted under this Agreement are subject to the Company's collection of any taxes required to be withheld by federal, state or local governments.

(b)    To the extent applicable, the Company and the Executive desire and intend for the provisions of this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), such that the Executive will not be subject to any additional tax, interest or penalty under Section 409A. As such, the Company may amend or modify this Agreement in any manner to the extent necessary to meet the requirements of Section 409A, as amplified by any Internal Revenue Service or U.S. Treasury Department regulations or guidance as the Company deems appropriate or advisable.

10.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, their successors and assigns, including without limitation, any person or entity which may acquire all or substantially all of the Company's assets or business or into which Company may be consolidated or merged, and the Executive, as well as Executive's heirs, executors, administrators and legal representatives as provided in Section 5.

11.    Governing Law. Except to the extent preempted by federal law, this Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of laws principles therein.

12.    Complete Agreement. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof, and may not be amended or modified orally, but only by a writing signed by the parties hereto.

13.    Designation of Beneficiary. In the event that any amount payable to the Executive as provided by this Agreement remains outstanding upon the death of the Executive, the amount due shall be payable to a beneficiary as designated by the Executive by notice to the Company, in the same manner as set forth by this Agreement, or if no beneficiary is named, to the trustee of the Executive's revocable living trust, and if none to the trustee of the Executive's testamentary trust, and if none to the personal representative of the Executive's estate. Whenever the term "Executive" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators or the person or persons to whom the Units may be transferred, the word "Executive" shall be deemed to include such person or persons.

14.    Survival of Rights. Except as may be expressly provided herein, all of the Executive's rights under this Agreement shall survive the Executive's Termination and/or the termination of this Agreement.

15.    Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

16.    Enforcement. All expenses (including, without limitation, legal fees and expenses) incurred by Executive in connection with, or in prosecuting or defending, any claim or controversy arising out of or relating to, this Agreement shall be paid by the Company, as incurred by Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date set forth above.

TRUSTCO BANK CORP NY		EXECUTIVE

By:	/s/ Robert J. McCormick	By:	/s/ Robert M. Leonard

Name:	Robert J. McCormick	Name:	Robert M. Leonard
Title:	Chief Executive Officer	Address: